Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated February 25, 2026, with respect to the consolidated financial statements of Trinity Capital Inc. and the effectiveness of the internal control over financial reporting of Trinity Capital Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025, into the Registration Statements (Form N-2, File No. 333-289495, Form N-2, File No. 333-280449 and Form S-8, File No. 333-282105), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 25, 2026